Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

Contact Information
-------------------
Bob Joyce
FitzGerald Communications for Switchboard
617-488-9500, ext. 2298

                 SWITCHBOARD RESUMES TRADING UNDER SYMBOL "SWBD"

WESTBOROUGH, Mass. - Oct. 2, 2002 - Switchboard Incorporated (NASDAQ: SWBDE) today announced that it has been advised by NASDAQ that effective with the opening of business on Thursday, October 3, 2002, its common stock will resume trading under the original trading symbol, "SWBD." The NASDAQ Listing Qualifications Panel has determined that the Company has remedied its filing delinquency with respect to its periodic reports and that the Company complies with all other requirements for continued listing on the NASDAQ National Market. Switchboard's stock has been trading under the amended symbol "SWBDE" since August 22, 2002.

About Switchboard Incorporated
Headquartered in Westborough, Mass., Switchboard Incorporated is the leading provider of Web-hosted directory technologies and customized yellow pages platforms to yellow pages publishers, newspaper publishers and Internet portals that offer online local directory advertising solutions to national retailers and brick and mortar merchants across a full range of Internet and wireless platforms. Switchboard offers a broad range of functions, content and services including yellow and white pages, product directory, What's NearbySM proximity searching, and interactive maps and driving directions. Viewed more than 100 million times each month, Switchboard.com (www.switchboard.com) is an excellent resource to consumers and a showcase for Switchboard's superior directory technologies and breadth of product offerings. ePresence (NASDAQ: EPREE) owns approximately 53.2% of the outstanding shares of Switchboard. "Switchboard" and "What's Nearby" are registered service marks and "Switchboard Matrix" is a service mark of Switchboard Incorporated. Other trademarks and service marks used in this release are the property of their respective owners.